Exhibit 21.1

SUBSIDIARIES OF AP GAMING HOLDCO, INC.

As of December [11], 2013

Name	Jurisdiction of Incorporation
AGS Capital, LLC*	Delaware

AGS Illinois, LLLP*	Illionois

AGS LLC*	Delaware

AGS Partners, LLC*	Delaware

Amalco ULC*	Canada

American Gaming Systems Toronto, Ltd.*	Canada

AP Gaming Acquisition, LLC	Delaware

AP Gaming Holdings, LLC	Delaware

AP Gaming I, LLC	Delaware

AP Gaming II, Inc.	Delaware

AP Gaming, Inc.	Delaware

AP Gaming NV, LLC	Delaware

*	To be a subsidiary of AP Gaming Holdco, Inc. upon the consummation of the Acquisition.